EXHIBIT 11.01
                                                                   -------------


                                  DSL.NET, INC.

        Statement re: Computation of Basic and Diluted Net Loss Per Share
                                   (Unaudited)





                                                     THREE MONTHS ENDED
                                                          MARCH 31,

                                                   1999              2000
                                               ------------      ------------
Net loss                                       $ (1,686,614)     $(18,338,283)
                                               ============      ============


Basic and diluted:
Weighted average shares of common stock

    outstanding                                  16,800,647        60,296,481
Less:  Weighted average shares subject to
    repurchase                                  (13,518,007)       (4,602,030)
                                               ------------      ------------
 Weighted average shares used in computing
    basic and diluted net loss per share          3,282,640        55,694,451
                                               ============      ============


Basic and diluted net loss per share           $      (0.51)     $      (0.33)
                                               ============      ============




THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM DSL.NET, INC.'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2000 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.